EX-34.5
MAURICE J. CARRON
CERTIFIED PUBLIC ACCOUNTANT

VOICE (415) 788-2257
FAX (415) 788-5605


44 MONTGOMERY STREET, SUITE 1210
SAN FRANCISCO, CA 94104

e-Mail: Maury@e-BizCPA.Com
Web: www.e-BizCPA.Com



INDEPENDENT ACCOUNTANT'S REPORT



To the Board of Directors
Newmark Realty Capital, Inc.
San Francisco, California

I have examined management's assertion that Newmark Realty Capital, Inc. and NRC Group, Inc. (the Company) compliance with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the "CFR"), excluding the criteria set forth in Sections 229.1122 (d) (1)
(ii)-(iii), in the CFR, which the Company has determined are not applicable to the activities it performs with respect to the asset-backed securities transactions (such criteria, after giving effect to the exclusions identified above, the "Applicable Servicing Criteria"), being serviced as of December 31, 2007, and for the year then ended. Management is responsible for the Company compliance with the Applicable Servicing Criteria. My responsibility is to express an opinion on the Company's compliance based on my examination.

My examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining on a test basis, evidence about the Company's compliance with the Applicable Servicing Criteria specified above and performing such other procedures as I considered necessary in the circumstances. I believe that my examination provides a reasonable basis for my opinion. My examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Based on my examination, nothing came to my attention that caused me to believe that management's assertion referred to above is not fairly stated, in all material respects, based on the Applicable Servicing Criteria for the year ended December 31, 2007.


/s/ Maurice J. Carron

February 29, 2008



* Member American Institute of CPAs * Member California Society of CPAs *